Exhibit 10.31

July 30, 2002

Olivier Helleboid

2315 North First Street

San Jose, CA 95131

Dear Olivier:

I am happy to extend the following offer of employment to you with an anticipated start date of September 1, 2002 or earlier. This letter will confirm the terms of your offer of employment with BEA Systems, Inc. (“The Company”).

1. Position and Responsibilities. You will report to Alfred Chuang, CEO and serve in the position of Executive Vice President, Product Development. You will assume and discharge such responsibilities as are commensurate with such a position for which we believe you are well qualified.

2. Compensation.

a) In consideration of your services, you will be paid a base salary of $13,541.67 per pay period (annualized base salary of $325,000). The salary will be payable semi-monthly in accordance with The Company’s standard payroll practices. Your base salary will be reviewed annually by the appropriate management of The Company in accordance with our review guidelines.

b) We are also offering a $50,000 sign on bonus (subject to withholding taxes), payable in your first paycheck provided that you have accepted our offer by August 12, 2002 and that BEA can announce your hire on our earnings call, August 14, 2002. Should you voluntarily leave BEA Systems, Inc. in less than one (1) year’s time, we will require a pro-rated reimbursement of this bonus based upon the number of full months of service completed. Your signature authorizes BEA Systems to deduct any outstanding balance from your final paycheck.

c) We are also happy to include you in our Executive Bonus Plan which will allow you to earn a target bonus amount of 60 % of your base salary (subject to withholding taxes). Bonuses will be based on the achievement of certain corporate and individual goals. The Plan document (which sets forth the terms and conditions of the Plan) will be made available on your first day of employment.

d) We are also providing a severance pay provision of 1 year’s base salary in the event you are involuntarily terminated for other than cause.

3. Benefits. You will be entitled to receive employee benefits made available by The Company to similarly situated employees to the extent of your eligibility. The details of our medical, dental, paid time off, and 401(k) programs will be discussed in our Orientation Program.

4. Stock Options. Under the terms and conditions of The Company’s Stock Option Plan, you will be granted an option to purchase 800,000 shares of common stock of The Company, subject to approval by the Board of Directors. Your entitlement to any stock options that may be approved is conditioned upon your signing of The Company’s Stock Option Agreement, and is subject to its terms and the terms of the Stock Option Plan under which the option is granted. The Company’s Stock Option Plan, including the Stock Option Agreement, will be sent to you separately.

The option that you will be granted may be exercised, in whole or in part, as follows: The first twenty-five percent (25%) of the shares subject to the option shall vest and may be exercised upon the first anniversary of your hire date. Thereafter, an additional 1/48th of the shares subject to the option shall vest and may be exercised upon the monthly anniversary of your hire date. The exercise price of your option and the grant date will be set by Board approval (following your employment with BEA, as determined by the date of such Board actions), and will be the closing market price on the day prior to the Board approval date.

5. Confidential Information. You agree that you will execute The Company’s Employment Confidential Information and Invention Assignment Agreement (to be developed and executed by both parties). You further agree that, at all times during the term of your employment and thereafter, you will abide by the terms of said agreement. You recognize that The Company desires not to improperly obtain or use any proprietary information or trade secrets of any former employer or the person or entity.

6. Conflicting Employment. Prior to receiving this offer of employment from The Company, you may have been engaged in another employment, occupation, consulting or other business activity related to the business in which The Company is now involved or may become involved during the term of your employment. You acknowledge that your involvement in any such business activity shall cease prior to your employment by The Company, and that, during the term of your employment, you will not engage in any employment, occupation, consulting or other business activity that conflicts with your obligations to The Company.

You further represent that you have disclosed to The Company the nature of any contracts or agreements that you have signed with a former or current employer, client or third party that may restrict, limit or otherwise affect the scope of your employment with The Company. You represent that you are free to accept this offer of employment, and that, by doing so and/or performing any of your obligations as an employee of The Company, you are not now, and will not in the future, be breaching any contract or agreement with any former or existing employer, client or third party.

7. Term of Employment. All employment at the Company is “at will”. This means that both employees and The Company have the right to terminate employment at any time, with or without advanced notice, and with or without cause. No one other than the CEO of The Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy. Any such agreement must be in writing and must be signed by the CEO of The Company and by the affected employee.

8. Introductory Period. The Company provides for an introductory period of employment for a new employee to assess The Company and job content, and for The Company to evaluate the employee and his or her job performance. As a new employee, you will be expected to satisfactorily complete a 90 day introductory period beginning on your date of hire. A performance review will be conducted following the end of the introductory period. (At the company’s discretion, your introductory period may be extended one or more times). Please note, however, that successful completion of the introductory period does not change the at will nature of your employment.

This offer of employment is contingent upon (a) a satisfactory background check as mentioned in the release you submitted with your application, (b) your signing the company’s Employee Proprietary information and Inventions Agreement, and (c) your signing the attached Arbitration Agreement. This offer also is contingent upon your ability to show proof of your identity and legal right to work in the United States as required by the Immigration Reform and Control Act of 1986. Enclosed with this letter is a copy of the Employment Eligibility Verification Form required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

We are excited about having you join The Company. Please acknowledge and confirm your acceptance of this offer by August 12, 2002 at which point the offer will expire. You can accept by signing and returning the enclosed copy of this letter along with the signed Arbitration Agreement to my attention. If you have any questions about this offer letter, please call me at (408) 570-8008.

Sincerely,

Jeanne Wu
Vice President, Human Resources

I accept the terms of my employment with The Company as set forth herein. I understand and acknowledge that this offer letter represents the entire agreement concerning the subject matter of this letter, and supersedes all prior and contemporaneous agreements and representations. I sign this offer letter voluntarily and not in reliance on any promises other than those contained in this letter.

Name

Date

Anticipated Start Date

Note: If for any reason you change your anticipated start date after you have sent in your acceptance, please notify the individual designated for your New Hire Orientation noted in the Cover Letter.